                                                                     Exhibit 2.1



                           SALE AND PURCHASE AGREEMENT


                                  By and among

                                    GUILBERT,


                                  RELIABLE UK,


                                   VPC Systems

                                       and


                                  STAPLES, INC.


                                   dated as of


                                 August 21, 2002

THIS AGREEMENT, DATED AS OF 21 AUGUST,  2002,


IS MADE BY AND AMONG



1. GUILBERT, a "SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE" (corporation with management board and supervisory board) organized under the laws of France with a capital of 13,909,654.09 Euro, having its head office at 126, du Poteau, 60300 Senlis, France registered under number 697 180 297 RCS Senlis, represented by Mr. Jean-Charles Pauze in his capacity as PRESIDENT DU DIRECTOIRE, duly authorized for the purposes hereof (hereinafter referred to as "GUILBERT"),

2. RELIABLE UK LTD., a limited liability company, organized under the laws of the United Kingdom with an issued capital of (pound)18,000,100, having its head office at Sandall Stones Road, Kirk Sandall Industrial Estate, Doncaster, DN3 1QU, United Kingdom, represented by Mr. Jean-Charles Pauze in his capacity as Director, duly authorized for the purposes hereof (hereinafter referred to as "RELIABLE UK"),

AND

3. VPC SYSTEMS S.R.L., a "SOCIETA A RESPONSABILITA LIMITATA", organized under the laws of Italy with a capital of 15,494 Euro, having its head office at Via XXV Aprile n(degree)10, Cossatto (BI), Italy, represented by Mr. Jean-Charles Pauze duly authorized for the purposes hereof (hereinafter referred to as "VPC SYSTEMS"), Guilbert, Reliable UK and VPC Systems acting jointly (SOLIDAIREMENT) hereinafter collectively referred to as the "SELLERS"



ON THE FIRST HAND,

AND

     STAPLES, INC., a corporation organized under the laws of Delaware, having its head office at 500, Staples Drive, Framingham, Massachusetts, 01702 United States of America, registered in Delaware, represented by Mr. Joseph
     S. Vassalluzzo, in his capacity as Vice Chairman, duly authorized for the purposes hereof (hereinafter referred to as the "PURCHASER") acting on its behalf and on behalf of its affiliates (for whose actions it shall remain liable).

ON THE SECOND HAND,

The Sellers and the Purchaser hereafter jointly referred to as the "PARTIES" and individually as a "PARTY".

AND

PINAULT PRINTEMPS REDOUTE, a "SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE" (corporation with management board and supervisory board) with an outstanding share capital of 489,577,920 Euro shares organized under the laws of France, having its head office at 18, place Henri Bergson, 75008 Paris, France registered under number 552 075 020 RCS Paris, represented by Mr. Serge Weinberg, in his capacity as chief executive officer, duly authorized for the purposes hereof, acting as guarantor for the obligations of the Sellers as provided in Article 11 hereof (hereinafter referred to as "PPR").


                                    CONTENTS


WHEREAS,

- Reliable France, a "SOCIETE ANONYME" organized under the laws of France with a capital of 60,979 Euro, having its head office at 63, Grande Rue, 95470 Survilliers, France, registered under number 384 279 915 RCS Pontoise,

- Bernard SA, a "SOCIETE ANONYME" organized under the laws of France with a capital of 381,122.54 Euro, having its head office at rue de Reckem, ZI de Tourcoing Nord, 59960 Neuville en Ferrain, France, registered under number 887 080 208 RCS Roubaix Tourcoing,

- JPG Benelux S.P.R.L., a "SOCIETE PRIVEE A RESPONSABILITEE LIMITEE" organized under the laws of Belgium with a capital of 18,592.01 Euro, having its head office at 7500 Tournai, rue Beyaert, 73-75, Belgium,

- Sistemas Kalamazoo a "SOCIEDAD ANONIMA" organized under the laws of Spain with a capital of 459,164 Euro, having its head office at Lezama (Viscaya) Poligono La Cruz Parcela P3 Pabellon 1, Spain,

are wholly-owned subsidiaries of Guilbert, and

- Sundex, a "SOCIETE EN NOM COLLECTIF" organized under the laws of France with a capital of 7,622,450.86 Euro, having its head office at rue de Reckem, ZI de Tourcoing Nord, 59960 Neuville en Ferrain, France, is a subsidiary of Guilbert,

- Neat Ideas Ltd, a limited liability company organized under the laws of the United Kingdom with an issued capital of (pound)3,500,000, having its head office at Sandall Stones Road, Kirk Sandall Industrial Estate, Doncaster, DN3 1QU, United Kingdom, is a wholly-owned subsidiary of Reliable UK, and

- Mondoffice S.r.l., a "SOCIETA A RESPONSABILITA LIMITATA" organized under the laws of Italy with a capital of 232,400 Euro, having its head office at Cossato, Via Garibaldi n.57, Italy, is a wholly-owned subsidiary of VPC Systems,

(Reliable France, Bernard SA, JPG Benelux, Mondoffice, Sistemas Kalamazoo, Sundex and Neat Ideas hereinafter collectively referred to as the "COMPANIES" and individually as a "COMPANY"). The Companies and their Subsidiaries (as defined herein) operate the Sellers' mail order business (the "MAIL ORDER BUSINESS").

WHEREAS the Purchaser has indicated to the Sellers its desire to purchase the entire share capital of the Companies which operate the Mail Order Business.

WHEREAS, the Sellers desire to sell to the Purchaser and the Purchaser desires to purchase from the Sellers 100% of the issued and outstanding shares of capital stock of each of the Companies on the terms and subject to the conditions set forth in this agreement (the "AGREEMENT").

NOW THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and undertakings referred to in this Agreement, and subject to the satisfaction or waiver of the conditions of this Agreement, the Parties hereto hereby agree as follows:


ARTICLE 1 - DEFINITIONS


1.1 Capitalized terms used herein shall have the meaning ascribed to them in this Article I unless such terms are defined elsewhere in this Agreement.

ANTITRUST AUTHORITIES           means the EU Commission, the French Ministry of Economy (MINISTRE DE
                                L'ECONOMIE, DES FINANCES ET DE L'INDUSTRIE), the French  DGCCRF
                                (DIRECTION  GENERALE DE LA CONCURRENCE, DE LA CONSOMMATION ET DE LA
                                REPRESSION DES FRAUDES) and any other antitrust, competition, merger control and investment authorities, as the case may be, competent to scrutinize or approve the transactions contemplated by the Agreement.

ANTITRUST CLEARANCE             means the approval, consent, waiver, license, order, registration, permits, ruling, authorization or clearance of the Transaction from an Antitrust
                                Authority which approval is necessary to the transfer of ownership of the
                                Shares to the Purchaser.

BUSINESS DAY                    shall mean any other day than a Saturday, Sunday or a day on which first rank banks in Paris or New York are authorized to close by a rule or regulation.

BUSINESS UNITS                  shall mean (i) Sistemas Kalamazoo; (ii) Bernard and its Subsidiaries; (iii) Reliable
                                France, JPG and JPG Benelux; (iv) Mondoffice; and (v) Neat Ideas (each a
                                "BUSINESS UNIT").

BUSINESS UNIT MATERIAL ADVERSE  shall mean a Material Adverse Effect on the applicable Business Unit
EFFECT                          taken as a whole.

CLOSING                         shall mean the completion of the sale and purchase of the Shares between the Sellers and the Purchaser.

CLOSING DATE                    shall mean the date on which the Closing occurs.

CLOSING PURCHASE PRICE          has the meaning ascribed to it in Article 2.2.1(b).

CONTRACTS                       shall mean any contract, agreement, undertaking, lease, license, mortgage, bond, note or instrument, whether written or oral, that is legally binding, and relates to the Companies and/or their Subsidiaries.

GAAP                            shall mean Belgian, English, French, Italian or Spanish generally accepted accounting principles and practices, as the case may be.

GOVERNMENTAL AUTHORITY          shall mean any European, national, regional, municipal, local or foreign government or any  political subdivision of the foregoing, governmental, regulatory, taxing or administrative entity, authority, agency, commission, ministry or other similar body including, without limitation, any public utility control or public service commission or similar regulatory body, or any court, tribunal, or judicial or arbitral body.

GOVERNMENTAL ORDER              shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

GPPP                            shall mean the Neat Ideas Limited Group Personal Pension Plan provided by Legal & General.

INDEBTEDNESS                    shall mean (i) obligations for borrowed money (including penalties, prepayment and other fees and accrued interest thereon), (ii) securitized receivables whether with or without recourse, and (iii) obligations under any CREDIT-BAUX or financial leases.

INTERCOMPANY INDEBTEDNESS       shall mean all  Indebtedness owed by any of the Companies or one of their Subsidiaries to a member of the PPR Group (other than the Companies or their Subsidiaries) net of (i) all
                                Indebtedness owed by a member of the PPR Group (other than the Companies or their Subsidiaries)
                                to any of the Companies or their Subsidiaries and (ii) all cash and cash equivalents of the
                                Companies or one of their Subsidiaries except for Euro 5 million of cash that shall remain in
                                JPG SA as of the Closing and which shall not be netted against such Indebtedness.

LEGAL & GENERAL LIFE ASSURANCE  shall mean the life assurance arrangement set up by Neat Ideas Limited in respect of its employees, as provided by Legal & General.

LIENS                           shall mean liens, mortgages, charges, security interests, burdens, encumbrances or other restrictions or limitations of any nature whatsoever.

MAIL ORDER MATERIAL ADVERSE
EFFECT                          shall mean a Material Adverse Effect on the Mail Order Business taken as a whole, it being understood that this shall exclude any:

                                (i) changes or developments in international, national, regional, state or local wholesale or retail markets for mail order of office supplies or related products including those due to actions by competitors,

                                (ii) changes  affecting  the industry in which the  Companies  and the Subsidiaries operate,

                                (iii) changes or  developments  in financial or securities  markets or the economy in general,

                                (iv) effects of weather or meteorological events, except to the extent causing damage to the physical facilities of the Companies and their Subsidiaries,

                                (v) changes in applicable laws, rules or regulations, or

                                (vi) change attributable directly and predominantly to the announcement or execution of this
                                Agreement, including the loss of employees, customers, orders, products or suppliers or the occurrence of strikes or job actions.

MATERIAL ADVERSE EFFECT         shall mean a material adverse effect on the business, financial condition or annual results of operations for the specified Person and its Subsidiaries taken as a whole.

OCCUPATIONAL PENSION SCHEME     is defined in section 1 of the UK Pension Schemes Act 1993.

PERSON                          shall mean and include any natural person, corporation, general or limited partnership, limited liability company, proprietorship, other business organization or entity, trust, union, unincorporated association, Governmental Authority or other organization.

PERSONAL PENSION SCHEME         is defined in section 1 of the UK Pension Schemes Act 1993.

PPR GROUP                       shall mean PPR and entities controlled by PPR directly or indirectly through one or more intermediaries where "control" and correlatively "controlled by" have the meaning set forth in Article L. 233-3 of the French Commercial Code.

PURCHASE PRICE                  has the meaning ascribed to it in Article 2.2.

RELATED PERSON                  shall mean, with respect to a specified Person (other than an individual):

                                (a) any Person that, directly or indirectly, controls, is  controlled by, or is under common control with, such specified Person (for the purposes of this definition, "control", including with correlating meaning the terms "controls",
                                    "controlled by" and "under common control with", as applied to any Person, shall have the meaning set forth in Article L. 233-3 of the French Commercial Code);

                                (b) any Person that serves as a director or officer of such specified Person; and

                                (c) any Person with respect to which such specified Person serves as a general partner.

SCHEDULES                       shall refer to the disclosure schedules delivered by the Sellers to the Purchaser in connection with the execution of this Agreement.

SHARES                          shall mean the issued and outstanding shares of Reliable France, Bernard SA, JPG Benelux,
                                Mondoffice, Sistemas Kalamazoo, Sundex and Neat Ideas set forth in SCHEDULE 1.

SUBSIDIARIES                    shall mean all corporations, general or limited  partnerships, joint ventures, limited liability companies, proprietorships, other business organizations, associations and other entities controlled by the Companies directly or indirectly through one or more intermediaries where "control" and correlatively "controlled by" have the meaning set forth in Article L. 233-3 of the French Commercial Code.

TAX                             shall mean any tax (including income tax, withholding tax, precompte, capital gains tax, value-added tax, sales tax, property tax, gift tax, real estate tax or social security contributions), tariff or duty (including any customs duty) and any fine, penalty, interest or addition to tax imposed, assessed or collected by or under the authority of any governmental body.

TAX REGULATIONS                 shall mean any tax or custom law as well as statute, decree, ordinance, rule, order or other text of application of the said law applicable in a given country as well as any international treaty (including the derivative law - directive, regulations or others - of this treaty).

THIRD PARTY INDEBTEDNESS        shall mean Indebtedness owed to third parties but excluding, in all cases,
                                Intercompany Indebtedness.

TRANSACTION                     means the acquisition of the Shares contemplated in the Agreement.


1.2 INTERPRETATION

The definitions in Article 1.1 of this Agreement shall apply equally to both the singular and plural forms of the terms defined herein. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". In this Agreement, the headings to Articles are inserted for convenience only and shall not affect the construction of this Agreement.


ARTICLE 2 - PURCHASE AND SALE OF THE SHARES

2.1 PURCHASE AND SALE OF THE SHARES

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Shares free and clear of all Liens, as well as rights attaching to the Shares, for the consideration set forth in Article 2.2. The Sellers shall be entitled to receive all dividends paid on profits through the end of the last calendar year preceding the Closing Date in the amount set forth in SCHEDULE 2.1 and such dividend will be paid by the entities set forth in Schedule 2.1 before the Closing Date.

2.2 PURCHASE PRICE

2.2.1 DEFINITION OF THE CLOSING PURCHASE PRICE

(a) The sale and purchase of the Shares is agreed upon and accepted by the Parties in consideration for a total price equal to Euro 825 million, (hereafter referred to as the "PURCHASE PRICE") reduced by the amount, as of the Closing Date, of (i) outstanding Intercompany Indebtedness (the "CLOSING INTERCOMPANY INDEBTEDNESS"); and (ii) outstanding Third Party Indebtedness (the "CLOSING INDEBTEDNESS"). For the avoidance of doubt, the Closing Indebtedness shall not include any amount due by the Companies or the Subsidiaries to the Purchaser as a consequence of the transactions contemplated by the provisions of Articles 2.2.2(ii) and (iii).

(b) Five (5) Business Days prior to the Closing Date, the Sellers will notify the Purchaser, in writing, of the aggregate amount of the Intercompany Indebtedness expected to be outstanding as of the Closing Date (the "NOTIFIED CLOSING INTERCOMPANY INDEBTEDNESS") and the aggregate amount of the Closing Indebtedness expected to be outstanding as of the Closing Date (the "NOTIFIED CLOSING INDEBTEDNESS"). The amount to be paid by the Purchaser to the Sellers at the Closing (the "CLOSING PURCHASE PRICE") shall be the Purchase Price reduced by (i) the Notified Closing Intercompany Indebtedness; and (ii) the Notified Closing Indebtedness and shall be allocated among the Companies as set forth in SCHEDULE 2.2.1. The notification of the Notified Closing Intercompany Indebtedness and Notified Closing Indebtedness pursuant to this Article 2.2.1(b) shall (i) provide reasonable details, on an item by item basis, of the amounts owed to each creditor, specifying, to the extent reasonably available, the relevant Company or Subsidiary owing such Indebtedness; and (ii) be prepared in accordance with GAAP, using consistent accounting principles, procedures, methods and judgements as set forth in SCHEDULE 3.5(a) and shall use the definitions set forth in Article 1.1. The notification of the Notified Closing Indebtedness pursuant to this Article 2.2.1(b) shall in addition provide reasonable details, on an item by item basis, specifying, to the extent reasonably available, the interest rate, duration and indemnities in case of early repayment of such Indebtedness.

(c) Under this Agreement, the parties have appointed PriceWaterhouseCoopers (the "AUDITOR"), the mission of which will be, according to Article 1592 of the French Civil Code, to determine the actual amounts of the Closing Intercompany Indebtedness and of the Closing Indebtedness. The Auditor shall deliver its written decision on the Closing Intercompany Indebtedness (the "AUDITED CLOSING INTERCOMPANY INDEBTEDNESS") and on the Closing Indebtedness (the "AUDITED CLOSING INDEBTEDNESS") to the Parties within fifteen (15) Business Days from the Closing Date, which determination of the Audited Closing Intercompany Indebtedness and Audited Closing Indebtedness shall be final and binding on the Parties, it being understood that, except for the payments referred to in paragraph (d) and (e) hereinafter, no amount shall be claimed by the Sellers or any member of the PPR Group, the Purchaser, the Companies or the Subsidiaries with respect to the Intercompany Indebtedness, the Notified Closing Indebtedness or the Audited Closing Indebtedness once the Auditor has determined the Audited Closing Intercompany Indebtedness and the Audited Closing Indebtedness. The Auditor shall determine the amount of the Closing Intercompany Indebtedness and the Closing Indebtedness in its sole discretion, in accordance with GAAP, using consistent accounting principles, procedures, methods and judgements as set forth in SCHEDULE 3.5(a) and shall use the definitions set forth in Article 1.1. Should the Auditor be prevented for any reason whatsoever from fulfilling its mission under this Article 2.2.1 (c), the amount of the Closing Intercompany Indebtedness and of the Closing Indebtedness shall be determined pursuant to the provisions of Article 1843-4 of the French Civil Code. Solely for the information of the parties, the decision of the Auditor with respect to the Audited Closing Intercompany Indebtedness and Audited Closing Indebtedness pursuant to this
     Article 2.2.1(c) shall provide reasonable details, on an item by item basis, of the amounts owed to each creditor, specifying, to the extent reasonably available, the relevant Company or Subsidiary owing such INDEBTEDNESS. The failure of the Auditor to include any such details shall not affect the binding nature of its decision. The fees and expenses of the Auditor shall be shared equally between Guilbert on the one hand and the Purchaser on the other hand. The Parties agree to make all information reasonably requested by the Auditor available to the Auditor as promptly as practicable.

(d) (i) To the extent that the sum of the Notified Closing Intercompany Indebtedness plus the Notified Closing Indebtedness results in a greater amount than the sum of the Audited Closing Intercompany Indebtedness plus the Audited Closing Indebtedness, then the Purchaser shall pay the amount of such difference to the Sellers. (ii) To the extent that the sum of the Notified Closing Intercompany Indebtedness plus the Notified Closing Indebtedness results in a smaller amount than the sum of the Audited Closing Intercompany Indebtedness plus the Audited Closing Indebtedness, then the Sellers shall pay the amount of such difference to the Purchaser.

(e) (i) To the extent that the Notified Closing Intercompany Indebtedness is greater than the Audited Closing Intercompany Indebtedness, then the Sellers shall pay the amount of such difference to the Purchaser, acting on behalf of the Companies and the Subsidiaries.

     (ii) To the extent that the Notified Closing Intercompany Indebtedness is lower than the Audited Closing Intercompany Indebtedness, then the Purchaser, acting on behalf of the Companies and the Subsidiaries shall pay the amount of such difference to the Sellers.

(f)  (i) Any amount to be paid to the Purchaser or to the Sellers pursuant to
     Article 2.2.1(d) and (e) above shall be paid together with accrued interest thereon at the rate of EURIBOR three months + 50 basis points for the period starting on the Closing Date to and including the date on which such payment is made.

     (ii) Any payments required under Article 2.2.1(d) and (e) above shall be made within five (5) Business Days of the determination of the Audited Closing Intercompany Indebtedness and the Audited Closing Indebtedness in cash, by wire transfer of immediately available funds to an account designated in writing by the receiving Party.

(g) The Parties expressly agree that the determination of the Audited Closing Intercompany Indebtedness and of the Audited Closing Indebtedness by the Auditor shall be final and binding on the Parties.


2.2.2 PAYMENTS AT THE CLOSING DATE

On the Closing Date, the Purchaser shall pay:

(i)  to the Sellers the Closing Purchase Price;

(ii) to the Sellers, on behalf of the relevant Companies and Subsidiaries, the Notified Closing Intercompany Indebtedness;

(iii) to the relevant third parties, on behalf of the relevant Companies and Subsidiaries, the Notified Closing Indebtedness pursuant to the allocation instructions provided in writing by the Sellers to the Purchaser five (5) Business Days prior to the Closing Date; PROVIDED HOWEVER that to the extent the Purchaser notifies in writing no later than three (3) Business Days prior to the Closing Date, the Purchaser may elect not to pay any portion of the Closing Indebtedness, such portion of the Closing Indebtedness being retained by the relevant Company and Subsidiary (collectively the "ASSUMED INDEBTEDNESS", including the portion of Indebtedness related to CREDIT-BAUX and financial leases), it being understood that the Purchaser commits himself to take over any guarantees whatsoever granted by any member of the PPR Group with respect to the Assumed Indebtedness, it being specified that should such take over of any guarantees not be possible, the Purchaser commits himself to hold the Sellers harmless from any claims or losses which may occur in relation to any such guarantees whatsoever granted by any member of the PPR Group with respect to the Assumed Indebtedness, the existing material guarantees being disclosed in Schedules 3.3; and

(iv) any interest due to the Sellers pursuant to Article 2.2.3.

The payments provided under this Article 2.2.2 shall be made, for same day value, by wire transfer of immediately available funds to the bank accounts notified by the Sellers to the Purchaser in writing no later than three (3) Business Days prior to the Closing Date.

For the avoidance of doubt, (i) the sum of the Closing Purchase Price, the Notified Closing Intercompany Indebtedness and the Notified Closing Indebtedness (including the Assumed Indebtedness) shall be Euro 825 million and (ii) the sum of the Closing Purchase Price as adjusted pursuant to Article 2.2.1(d), the Audited Closing Intercompany Indebtedness and the Audited Closing Indebtedness (including the Assumed Indebtedness) shall be Euro 825 million.

2.2.3. INTEREST

Should the Closing occur after November 1, 2002, the Purchaser shall pay to the Sellers an interest calculated on the amount of Euro 825 million at a rate of EURIBOR three months + 50 basis points for the period starting on November 1, 2002 through and including the date on which the Antitrust Clearance is publicly disclosed. Payments shall be made by the Purchaser to the Sellers on the Closing Date.

2.3 CLOSING

2.3.1 DATE AND PLACE OF CLOSING.

Unless the Purchaser and the Sellers subsequently agree otherwise in writing, the Closing shall take place on September 30, 2002 at 10:00 a.m. at the offices of Darrois Villey Maillot Brochier, Paris, France provided that Antitrust Clearance is obtained by such date or, if Antitrust Clearance is obtained later, on the fifth Business Day following the date on which the conditions precedent set forth in Article 7.1 shall have been fulfilled. Notwithstanding the foregoing, the Parties hereby agree that, to the extent reasonably necessary, a portion of the Closing may take place at the offices of Clifford Chance, Brussels, Belgium.


2.3.2 DELIVERIES AT THE CLOSING

(a) DELIVERIES BY THE PURCHASER

On the Closing Date, the Purchaser shall deliver or cause to be delivered the following:

(i) the Closing Purchase Price and the Notified Intercompany Indebtedness to the Sellers and the Notified Closing Indebtedness, as the case may be, to the relevant third parties, as described in Article 2.2;

(ii) to Guilbert, any other documents, instruments and writings reasonably required to be delivered by the Purchaser at or prior to the Closing pursuant to the terms of this Agreement.

(b) DELIVERIES BY THE SELLERS

On the Closing Date, Guilbert and Reliable UK shall deliver or cause to be delivered to the Purchaser the following (for non French companies, this shall include equivalent forms, documents, certificates and procedures as required under applicable local law):

(i) duly completed and signed stock transfer forms (ORDRES DE MOUVEMENT) providing for transfer of the ownership of all of the Shares to the Purchaser;

(ii) the resignation letters of the members of the management boards of the Companies, effective for each Company upon the appointment of a new management board;

(iii) the minute book and other corporate books and records of the Companies;

(iv) for each Company, a certified copy of the minutes of the management board or supervisory board, as the case may be, of the Company having validly decided to call a meeting of its shareholders for the purpose of (i) acknowledging the resignations of the foregoing members of the management board of the Company; (ii) electing new members of the management board; and (iii) appointing the persons designated by the Purchaser as principal and deputy statutory auditors for the Company;

(v) an original copy of the duly executed agreement on exit of the tax group between PPR and the French Companies and Subsidiaries ceasing to be parties of the PPR French tax group, such agreement being consistent with the provisions of Article 3.9.2, with the provisions of the relevant PPR tax consolidation agreement and with common practice for transactions of this type. The Sellers will allow the Purchaser to reasonably review the tax group exit agreement in order to check such consistency;

(vi) evidence of termination of existing cash pooling, management and administration agreements referred to in Schedule 3.3; and

(vii) any other documents, instruments and writings reasonably required to be delivered by the Sellers at or prior to the Closing pursuant to the terms of this Agreement.


ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules (it being understood that if a matter is set forth in one Schedule it shall be deemed to be set forth in any other relevant Schedules insofar as a reference is made thereto in the other Schedules) the Sellers hereby represent and warrant to the Purchaser that the statements contained in this Article are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case, such representations and warranties shall be true and correct as of such date).

3.1 ORGANIZATION - AUTHORITY - ENFORCEABILITY

3.1.1 ORGANIZATION, AUTHORITY AND QUALIFICATION TO THE SELLERS. The Sellers are corporations duly organized, and validly existing under the laws of their respective jurisdiction of incorporation and have all necessary corporate power and authority to enter into this Agreement to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby have been duly authorized by all requisite actions on the part of the Sellers. This Agreement constitutes a valid obligation of the Sellers which is enforceable against them in accordance with its terms.

3.1.2 ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE COMPANIES. The Companies
(i) are corporations duly organized and validly existing under the laws of their respective jurisdictions of incorporation or organization and (ii) have all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on their activities as currently conducted except, in the case of (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Companies are duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by them or the operation of their business makes such licensing or qualification necessary, except to the extent the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. True and correct copies of the by-laws of each Company, as currently in effect, have been delivered to the Purchaser.

The corporate bodies of the Companies operate validly. As a general matter, all corporate records, books and documents of the Companies have been and are being kept on a regular basis and reflect the Companies' activities in all material respects.

The Companies are not nor have they been the subject to any collective proceedings or voluntary liquidation.

3.1.3 SUBSIDIARIES.

     (a) SCHEDULE 3.1.3 (a) sets forth a true and complete list of the Subsidiaries and the percentage of the capital stock (or percentage of ownership interest, as the case may be) thereof owned by the relevant Company or a Subsidiary thereof.

     (b) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Companies own, of record or beneficially, directly or indirectly, 10 % or more of the equity or other interest or any right (contingent or otherwise) to acquire the same which in any case has a value exceeding 10 million Euro.

     (c) None of the Companies nor any Subsidiary holds, directly or indirectly, any share or interest in an entity, whether or not incorporated, whether in France or abroad, in which the liability of members is not limited to the amount of their contributions.

     (d) Each Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, (ii) has all necessary corporate or other power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as currently conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except in the case of clauses of (ii) and (iii) where the failure to do so would not reasonably be expected to have a Business Unit Material Adverse Effect (in each case referring to the Business Unit of which the Subsidiary is a part). True and correct copies of the organizational documents of each Subsidiary, as currently in effect, have been made available to the Purchaser.

     (e) Except for any matter that would not reasonably be expected to have a Business Unit Material Adverse Effect (using the Business Unit of which the Subsidiary is a part), the corporate bodies of each of the Subsidiaries operate validly. As a general matter, all corporate records, books and documents of each of the Subsidiaries have been and are being kept on a regular basis and reflect the Subsidiaries' activities in all material respects.

     (f) All the outstanding shares of capital stock or other ownership interests of each Subsidiary are (i) validly issued, fully paid, non-assessable and, except with respect to wholly-owned Subsidiaries, free of preemptive rights and (ii) are owned by the Companies or a Subsidiary thereof, free and clear of all Liens.

     (g) There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other ownership interests of any Subsidiary or obligating the Sellers, the Companies, or any Subsidiary to issue, deliver or sell or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock of, any Subsidiary or obligating any of such Persons to grant, extend or enter into any such agreement or commitment.

     (h) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other interests in, or any rights or obligations of any equity holders of any Subsidiary.

3.2 OWNERSHIP OF CAPITAL STOCK

3.2.1 The Shares will, as of the Closing, constitute all of the outstanding shares of capital stock of the Companies. All of the Shares will be validly issued and fully paid and nonassessable. As of the Closing, the Sellers will own all of the Shares, free and clear of all Liens and the Companies will own all of the shares of the Subsidiaries free and clear of all Liens except for the shares of the Subsidiaries held by members of their respective board of directors or supervisory board pursuant to loans (PRETS DE CONSOMMATION), allowing the Companies and the Subsidiaries to acquire such shares at any time.

3.2.2 As of the Closing, there will be no authorized or outstanding subscriptions, options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other ownership interests of the Companies or obligating the Sellers or the Companies to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock of the Companies or obligating any of such Persons to grant, extend or enter into any such agreement or commitment.

3.2.3 As of the Closing, there will be no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other interests in, or any rights or obligations of any equity holders of the Companies.

3.3 NO CONFLICT

Except as set forth in SCHEDULE 3.3, neither the execution and delivery of this Agreement nor the performance by the Sellers of their obligations hereunder or the consummation of the Transaction does or will:

3.3.1 conflict with or violate any provision of the Certificate of Incorporation, by-laws or any other document of governance of the Companies and their Subsidiaries;

3.3.2 result in the breach, acceleration, postponement or termination of any Contracts to which a Company or a Subsidiary is a party or by which any of them or their respective securities, properties or businesses are bound;

3.3.3 require the consent or approval of any third party;

3.3.4 result in the creation of any Liens upon any of their respective securities, properties or businesses;

3.3.5 result in the withdrawal or termination of any license, permit, permission or approval benefiting a Company or a Subsidiary;

3.3.6 result in the enforcement by the beneficiary thereof of any put option, call option, security interest or other undertaking involving any disposal; or

3.3.7 constitute a violation by a Company or a Subsidiary of any laws, rules or regulations of any Governmental Authority;

except for any such matters that would not reasonably be expected to have a Business Unit Material Adverse Effect (with respect to the applicable Business
Unit).

3.3.8 Except as set forth in SCHEDULE 3.3, neither the execution nor the delivery of this Agreement nor the performance by the Sellers of their obligations hereunder or the consummation of the Transaction will require the payment of any bonus or indemnification payable to any employees or corporate officers of any of the Companies or the Subsidiaries.

3.4 COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Except for any matter that would not reasonably be expected to have a Business Unit Material Adverse Effect (on the applicable Business Unit) the respective activities of the Companies and the Subsidiaries comply with all applicable laws, rules and regulations.

3.5 FINANCIAL INFORMATION

A true and complete copy of the balance sheet of each Company and each Subsidiary as of June 30, 2002 and the related statement of income, together with all related notes and schedules thereto (collectively the "FINANCIAL STATEMENTS") are attached in SCHEDULE 3.5. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Companies and the Subsidiaries, (ii) accurately reflect and present fairly the financial condition and results of operations of the Companies and the Subsidiaries as of the date thereof or for the period covered thereby, and (iii) have been prepared in accordance with GAAP, using consistent accounting principles, procedures, methods and judgements as set forth in SCHEDULE 3.5(a). Except as set forth on SCHEDULE 3.5(b), if the statements of income in the Financial Statements were added together for each Company and Subsidiary, the net profits except goodwill amortization from such summation would not be significantly different than the net profits except goodwill amortization that would have been shown had a combined statement of income for all of the Companies and the Subsidiaries been prepared in accordance with French GAAP for the six month period ended 30 June 2002.

3.6 ASSETS

Except for any matter that would not reasonably be expected to have a Business Unit Material Adverse Effect (on the applicable Business Unit) the Companies and the Subsidiaries have good and marketable title to the assets accounted for in the Financial Statements (excluding those assets which have been disposed of since June 30, 2002), as well as any assets acquired following the date of such Financial Statements (the "ASSETS"). None of the Assets are subject to any Liens, except for the existence of any Lien that would not reasonably be expected to have a Business Unit Material Adverse Effect for the Business Unit holding the Asset with the Lien.

3.7 LIABILITIES

As of the date of this Agreement, except (i) as and to the extent disclosed or reserved against on the Financial Statements (including the notes thereto), (ii) as incurred after June 30, 2002 in the ordinary course of business or (iii) as set forth in SCHEDULE 3.7, the Business Units do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, required by GAAP to be recognized or disclosed on the Financial Statements or in the notes thereto.

3.8 GOODWILL

The Companies and the Subsidiaries having their head office in France are the legal owners of their FONDS DE COMMERCE. Their FONDS DE COMMERCE are not subject to any Lien except where the existence of the Lien would not reasonably be expected to have a Material Adverse Effect on the Company owning the asset with the Lien.

3.9 TAXES

3.9.1

      (a) For the period not covered by the applicable statutes of limitation, each of the Companies and the Subsidiaries complies and has complied with the Tax Regulations and, more particularly, and without limitation, has filed on a timely basis all returns and reports in respect of Taxes for which it may be liable. Such Tax returns have been true and complete in all material respects and do not contain any significant errors, inaccurate statements or lapses;

      (b) All Taxes required to be paid by the Companies and the Subsidiaries that were due and payable prior to the date hereof have been paid or are being contested in good faith by appropriate proceedings. Each of the Companies and the Subsidiaries have made provisions for the payment of all Taxes which may become due in relation to periods prior to the Closing;

      (c) For the fiscal years ended December 31, 1999, 2000 and 2001 and for the current fiscal year to and including the date hereof, except as set forth in SCHEDULE 3.9.1(c), no deficiencies for any Taxes have been assessed against any of the Companies or the Subsidiaries; and

      (d) Except as set forth in SCHEDULE 3.9.1(d), none of the Companies or the Subsidiaries benefit in any material respect from a specific Tax regime subordinated to the respect of any undertaking whatsoever.


3.9.2 Reliable France, JPG SA and Bernard SA have entered into a tax agreement with PPR which shall remain in force after the Closing Date solely for events related to fiscal years during which each relevant Company was a member of the PPR tax group even if any such events occur after the Closing Date.

The Companies ceasing to be part of the PPR tax group shall not be entitled to any indemnification resulting from their exit from the PPR tax group.

The Companies as a result of their exit from the PPR tax group shall reimburse PPR for corporation tax advance payment which, according to article 223 N-2 of the French Tax Code, shall be paid by PPR on behalf of each Company during the twelve month period following the opening of the fiscal year during which the Companies shall be subject to French corporation tax on a stand-alone basis (less the amount already paid prior to the Closing Date by such Companies to PPR pursuant to the tax consolidation agreement and corresponding to corporation tax advance payments). This reimbursement shall occur no later than three days before the due date of payment of each corporation tax advance payment by PPR.

3.9.3 The Companies and the Subsidiaries will not suffer any Taxes directly linked to (i) for the Companies and the Subsidiaries tax resident in France, the French tax consolidation regime applicable to the PPR Group for periods prior to the Closing Date other than these provided for, if any, in the tax consolidation agreement or in Article 3.9.2, and except for Taxes due on 2002 profits; or (ii) in countries other than France, to the sale of the Shares.

3.10 INTELLECTUAL PROPERTY RIGHTS

(a) Except as set forth in SCHEDULE 3.10(a), the Companies and the Subsidiaries have such ownership of or such rights, by license or other agreement, to use all patents and patent applications, trade secrets, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights, copyright registrations and applications and computer software programs, in each case, as currently are used, in the Mail Order Business and that is necessary to operate the Mail Order Business as currently operated (collectively, the "INTELLECTUAL PROPERTY").

(b) The conduct of the Mail-Order Business as currently conducted does not infringe upon the proprietary rights of any third party, and there are no infringements of the Intellectual Property by any third party, except, in either case, for such infringements that are not material.

      There are no pending actions by any Person against the use by any of the Business Units of any Intellectual Property that is owned by any of the Business Units, and, there are no pending actions noticed by any Person against the use by the Business Units of any Intellectual Property that is licensed to the Business Units.

(c) SCHEDULE 3.10(c) (the "IP Schedule") lists all trade name, trademark and service mark registrations and applications, patents and patent applications, copyright registrations and domain name registrations of each of the Business Units (collectively, "IP Rights") together with unregistered copyrights of each of the Business Units. All IP Rights are owned or co-owned by one of the Business Units.

(d) SCHEDULE 3.10(d) lists contracts and undertakings that include licenses pursuant to which any of the Companies has the right to use the Intellectual Property owned by third parties ("Licensed Rights"). Except as set forth in Schedule 3.10(d) or unless the lack, failure, action or state of facts in question is not material, one of the Companies or the Subsidiaries (i) owns or co-owns each of the IP Rights set forth in the IP Schedule, (ii) has the right to use each of the Licensed Rights, (iii) has not granted to any other Person any interest in any IP Rights or Licensed Rights, as licensee or otherwise (other than non-exclusive licenses), and
      (iv) there are no Liens, restrictions or reversionary rights that restrict any such IP Rights, and none of the Business Units nor any predecessor in interests thereof has granted to any other Person any Liens, restrictions or reversionary rights that restrict any Licensed Rights other than those that exist in the instruments in which the Licensed Rights were granted.

3.11 TITLE TO REAL PROPERTY

3.11.1 Except for any matter that would not reasonably be expected to have a Business Unit Material Adverse Effect as it relates to the applicable Business Unit, the Companies and their Subsidiaries (a) have good and marketable title to all real property shown in SCHEDULE 3.11.1(a) (the "OWNED PREMISES"); (b) with respect to all leased real property or leased estates shown in SCHEDULE 3.11.1(b) (the "LEASED PREMISES"), have a valid leasehold interest; and (c) with respect to all real property subject to a financial lease (CREDIT-BAIL) shown in SCHEDULE 3.11.1(c) (the "FINANCIAL LEASED PREMISES"), have a valid leasehold title and a valid right to purchase said property.

The Owned Premises constitute all the real properties owned by the Companies and their Subsidiaries whereas the Leased Premises constitute all the real properties and buildings leased by the Companies and their Subsidiaries and the Financial Leased Premises constitute all real properties subject to financial leases (CREDIT-BAUX) to which the Companies and their Subsidiaries are parties.

3.11.2 The Owned Premises are not subject to any Lien, lease or other right of occupation or preemptive right, and none of the Companies or the Subsidiaries has granted any easements, except where the existence of such easements would not reasonably be expected to have a Business Unit Material Adverse Effect (on the applicable Business Unit).

3.11.3 As of the date of this Agreement, the Owned Premises do not require any major repairs, except where such repairs would not reasonably be expected to have a Business Unit Material Adverse Effect (for the relevant Business Unit owning such Owned Premises). The Owned Premises, and the use thereof by the Companies and the Subsidiaries, comply with applicable zoning rules and regulations, and all necessary permits have been validly obtained for their erection except for any matter which would not reasonably be expected to have a Business Unit Material Adverse Effect (for the applicable Business Unit).

3.11.4 Except as set forth in SCHEDULE 3.11.4, each of the Companies and the Subsidiaries has complied in all material respects with all their respective material obligations in respect of the Leased Premises and Financial Leased Premises and, as of the date of this Agreement, none of them has received any written notice to quit or notice of termination (and there is no fact or circumstance which could entitle or require a person to forfeit or enter on, or take possession of, or occupy, the property), nor have they given written approval for assignment of the lease or financial lease in respect of any material Leased Premises or any material Financial Leased Premises.

3.12 MATERIAL CONTRACTS

SCHEDULE 3.12 contains a list of the following Contracts:

(a) Contracts with the significant suppliers, as well as any Contracts with suppliers that contain exclusivity provisions and/or price discount;

(b)   Major Contracts relating to distribution logistics;

(c)   Contracts entailing annual commitments in excess of Euro 500,000; and

(d)   Contracts including non-competition or non-solicitation provisions.

These Contracts are valid and enforceable. The Companies and/or the Subsidiaries that are parties thereto have complied with their obligations thereunder, except where the failure to perform such obligations would not reasonably be expected to have a Business Unit Material Adverse Effect (on the applicable Business
Unit).

3.13 LABOR RELATIONS

(a) The employees of the Companies and the Subsidiaries, along with details of their seniority are listed in SCHEDULE 3.13(a).

(b) The Companies and the Subsidiaries have incurred no significant obligations of any kind toward former employees, especially unfulfilled obligations resulting from the breach by the Companies or the Subsidiaries of any labor or service contract or from indemnities for dismissal or indemnities for unjustified dismissal or from not having complied with the obligation to reinstate an employee.

(c) Except as stated in SCHEDULE 3.13(c), no employment or other contract has been concluded with any current or former employee or director which contains provisions of an exceptional nature, such dismissal indemnities exceeding those provided by the applicable collective convention or provisions granting the beneficiary exceptional specific advantages including special employees benefits.

(d) All pension and employee insurance plans in which the Companies participate are listed in SCHEDULE 3.13.(d). No amounts due in respect of any pension schemes to which the Companies and the Subsidiaries participate are unpaid except for the GPPP and the Legal and General Life Assurance for which additional payments may be made as a result of a difference between provisional premiums paid and final due premiums. All liabilities and contingent liabilities with regards to such pension plans as at 30 June 2002 have been properly accounted for in the Financial Statements.

(e) Other than the GPPP and the Legal & General Life Assurance, Neat Ideas has:

      (i) no obligations in relation to, or practice of making payments to, any Occupational Pension Scheme, Personal Pension Scheme or other arrangement providing benefit on retirement, cessation of employment, ill-health, injury or death except for the permanent insurance plan which provides benefits with respect to long term ill-health (as set forth in SCHEDULE 3.13.(e)(i); and (ii) announced no proposal to enter into or establish any such scheme or arrangement as described in paragraph (i).

(f) Each benefit (except a refund of contributions) payable under the Legal & General Life Assurance on the death of an employee of Neat Ideas member is at the date of this Agreement fully insured under a policy effected with an insurance company of good repute (Legal & General). Each member has been covered for that insurance by that insurance company at its usual rates and on its usual terms for persons in good health and all provisional insurance premiums payable have been paid.

(g) There is no civil, criminal, arbitration, administrative or other proceeding or dispute or investigation by any regulatory authority concerning the GPPP or the Legal & General Life Assurance by or against the trustees or administrator of the GPPP or the Legal & General Life Assurance and none is pending or threatened in writing.

(h) Neat Ideas has complied with Section 3 of the Welfare Reform and Pensions Act 1999 and Article 141 of the Treaty of Rome and the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 in relation to the GPPP and the Legal & General Life Assurance.

(i) No assurance, promise or guarantee has been made in writing to an employee of Neat Ideas of a particular level or amount of benefits to be provided for or in respect of him (other than insured lump sum death in service benefits) under the GPPP.

(j) The Companies and the Subsidiaries comply in all material respects with all applicable labor law, rules and regulations and in particular with their relevant collective status and collective bargaining agreements. None of the Companies or the Subsidiaries is subject to any specific material proceedings by any applicable Governmental Authority with respect to failures to comply with labor law, rules and regulations.

3.14 ENVIRONMENT

As of the date of this Agreement, except for any matter that would not reasonably be expected to have a Business Unit Material Adverse Effect (as it relates to a particular Business Unit):


(a) the Companies and their Subsidiaries (i) have complied in all material respects with all applicable environmental statutes and regulations ("ENVIRONMENTAL LAW"), (ii) are not subject to any pending judicial or administrative proceeding alleging the violation of any Environmental Law and/or health and safety law and (iii) have not received any notice of violation of Environmental Law or health and safety law that would have a Business Unit Material Adverse Effect (with respect to the applicable Business Unit); and

(b) to the knowledge of the Sellers, there has been no occurrence of any industrial accident or incident resulting in damage to the environment on any property owned or leased by the Companies or their Subsidiaries, in particular resulting from any act, activity or omission of any of the Companies or the Subsidiaries.

3.15 RELATIONS WITH THE SELLERS

After the Closing Date, none of the Companies or any of the Subsidiaries will:

(a) be liable to any member of the PPR Group (other than the Companies and the Subsidiaries) for any salary, bonus, commission, attendance fee, benefit in kind, pension, rent, royalty or fee;

(b) use any asset belonging to any member of the PPR Group (other than the Companies and the Subsidiaries); nor

(c) maintain any member of the PPR Group (other than the Companies and the Subsidiaries) any special rights relating to the assets or liabilities of the Companies or the Subsidiaries;

3.16 LITIGATION

As of the date hereof, there are no pending or threatened (in writing) actions, claims or other proceedings by or against any of the Companies or any Subsidiary that, if adversely determined, would reasonably be expected to have a Business Unit Material Adverse Effect (using the applicable Business Unit).

3.17 INSURANCE

The Companies and the Subsidiaries are generally insured under insurance policies that provide coverage for the risks customarily insured against by entities carrying on the same type of business as the Companies.

The Companies and the Subsidiaries have paid all premiums due and have complied in all material respects with their obligations under such policies.

3.18 MATERIAL EVENTS

Since June 30, 2002 and through the date hereof, except as set forth in SCHEDULE 3.18:

(a)   there has not been any Business Unit Material Adverse Effect;

(b) the Mail Order Business has been conducted in the ordinary course of business; and

(c) none of the Companies or the Subsidiaries has undertaken any action listed in Articles 5.1.1 through 5.1.6 and Articles 5.1.10 and 5.1.12.

3.19 OPERATION OF MAIL ORDER BUSINESS POST-CLOSING

As at the Closing Date, the Companies and the Subsidiaries shall own or have the right to use the assets and properties necessary to operate the Mail Order Business on a stand alone basis, it being understood that the termination of intragroup agreements as referred to in Schedule 3.3 for benefits and services granted to the Companies and the Subsidiaries as a result of the fact that they were members of the PPR Group shall be deemed to have no material effect on the capacity of the Companies and the Subsidiaries to operate on a stand alone basis, it being understood that to the extent any of the Companies and the Subsidiaries are unable to obtain any goods, products or services at any specific price or in any specific quantity, such effect shall be ignored for the purposes of this Article 3.19.

3.20 THIRD PARTY INDEBTEDNESS

After the Closing Date, there shall be no Third Party Indebtedness outstanding relating to periods prior to the Closing Date relating to any third parties that had Indebtedness that was not included in the Notified Closing Indebtedness, the Audited Closing Indebtednessor the Assumed Indebtedness.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


The Purchaser represents and warrants to the Sellers that at the Closing Date:

4.1 ORGANIZATION - AUTHORITY AND ENFORCEABILITY

The Purchaser is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceeding on the part of the Purchaser is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

There are no actions, claims or other proceedings or investigations pending or threatened against or involving the Purchaser or any of its present directors or officers, properties or assets which, if adversely determined, would reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by the Agreement or affect the validity or enforceability of the Agreement.

4.2 NO CONFLICT

Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder or the consummation of the transactions provided for hereby does or will (a) conflict with, violate or result in the breach of any provision of the Certificate of Incorporation, by-laws or any other document of governance of the Purchaser, (b) result in the creation of any Liens upon any of the Purchaser's securities, properties or businesses, or (c) conflict with or violate any law, rules or regulations of any Governmental Authority applicable to the Purchaser.

4.3 FINANCING

The Purchaser has access to sufficient funds to consummate the transactions contemplated by this Agreement.

4.4 INDEPENDENT REVIEW

The Purchaser acknowledges hereby that it has conducted its own independent review and analysis of the Companies, their Subsidiaries and their respective businesses and that it has been provided reasonable access to the properties, records and management of the Companies and their Subsidiaries for this purpose.

In entering into this Agreement, the Purchaser has relied solely upon its own investigations and analysis and the representations and warranties set forth in this

Agreement and acknowledges that neither the Sellers, the Companies, their Subsidiaries nor any of their respective directors, officers, employees, agents, representatives or advisors make any representation or warranty, either express or implied, as to the accuracy or completeness of (and agrees that none of such persons shall have any liability or responsibility to it in respect of) any of the information provided or made available to the Purchaser or its agents or representatives, except as and only to the extent expressly provided for in this Agreement.


ARTICLE 5 - COVENANTS

5.1 COVENANTS OF THE SELLERS

During the period from the date of this Agreement to the Closing Date, except as specifically contemplated by this Agreement or as otherwise consented to in writing by the Purchaser, (i) the Sellers shall ensure that the Companies and the Subsidiaries are managed in an ordinary and appropriate manner and, in particular, the Sellers shall use their best efforts to maintain the activities and business relations of the Companies and the Subsidiaries; (ii) consistent with past practice, the Companies and the Subsidiaries will continue to benefit from the "CONDITIONS GENERALES D'ACHATS" under relevant vendor agreements applicable to them as of the date of this Agreement so long as such vendor agreements remain in effect, with appropriate adjustments made in the event of termination; and (iii) the Companies and the Subsidiaries shall maintain their working capital in the ordinary course of business.

The Sellers will or will cause each of the Companies to:

5.1.1 not, and not permit any Subsidiary to, amend its Certificate of Incorporation or by-laws or other constituent or governing document, to the extent any such modification is not required by law, or by the rules or regulations of any Governmental Authority;

5.1.2 not, and not permit any Subsidiary to, be a party to any acquisition, merger, spin-off, consolidation, purchase of stock or interest in any corporation, partnership, association or other business organization or enter into or form any material joint-venture (other than any such transactions among the Companies and any of their Subsidiaries or among any Subsidiaries);

5.1.3 not, and not permit any Subsidiary to, alter the relevant Company's outstanding capital stock or declare, set aside, make or pay any dividend (other than the dividend set forth in Article 2.1) or other distribution to shareholders, or purchase or redeem any shares of the relevant Company's capital stock;

5.1.4 not, and not permit any Subsidiary to, issue or sell any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares (other than any such issuances or sales by Subsidiaries to the Companies or other Subsidiaries);

5.1.5 not, and not permit any Subsidiary to, acquire, sell or dispose in any way any goodwill or real property involving an amount greater than Euro 500,000 other than in the ordinary course of business;

5.1.6 not, and not permit any Subsidiary to, enter into, amend in any material respect or terminate any Contract which is or, if entered into, would be material to the Companies and their Subsidiaries taken as a whole;

5.1.7 not, and not permit any Subsidiary to, enter into any transaction involving a commitment in excess of Euro 500,000 other than in the ordinary course of business;

5.1.8 not, and not permit any Subsidiary to, make any capital expenditures in excess of Euro 100,000 for any individual expenditure or Euro 500,000 in the aggregate other than in the ordinary course of business;

5.1.9 not, and not permit any Subsidiary to waive any receivable outside the ordinary course of business;

5.1.10 not, and not permit any Subsidiary to, grant any Lien, mortgage or pledge or issue any security undertaking or commitment whereby it would assume liability of a third party other than in the ordinary course of business;

5.1.11 not, and not permit any Subsidiary to, other than in the ordinary course of business, settle any action, claim or dispute against or affecting the Companies or any Subsidiary involving an amount greater than Euro 500,000;

5.1.12 not, and not permit any Subsidiary to, amend its employees' collective status or to grant any additional benefits, except as required pursuant to collective bargaining agreements;

5.1.13 not, and not permit any Subsidiary, other than in the ordinary course of business or with respect to pre-existing CREDIT-BAUX or financial leases, to (i) incur any additional Indebtedness (except as necessary to pay the dividends set forth in Article 2.1); or (ii) pay down or pay off any such Indebtedness in any significant amount, subject, in the case of (i) and (ii), to the consent of the Purchaser which shall not be unreasonably withheld or delayed; and

5.1.14 not, and not permit any Subsidiary to, agree to take any of the actions set forth in the foregoing subparagraphs 5.1.1 through 5.1.13.


5.2 ADDITIONAL COVENANTS

5.2.1 Subject to the terms of this Agreement, the Purchaser will use its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances of all Governmental Authorities, including all Antitrust Clearances necessary or advisable to be obtained in connection with the transactions contemplated hereby (collectively, the "Required Approvals") as soon as practicable after the date hereof and in any case prior to the Closing, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Required Approvals and
(ii) taking all
reasonable steps as may be necessary to obtain all such Required Approvals. In furtherance and not in limitation of the foregoing, the Purchaser agrees to make, as promptly as practicable, (A) appropriate filings with the Antitrust Authorities in accordance with applicable competition, merger control, antitrust, investment or similar laws, and (B) all other necessary filings with other Governmental Authorities relating to the transactions contemplated hereby, and, to supply as promptly as practicable any additional information or documentation that may be requested by such Governmental Authorities and to use best efforts to cause the receipt of Required Approvals as soon as practicable. The Purchaser shall offer to take (and if such offer is accepted, commit to take) all steps to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any Antitrust Authority or other Governmental Authority with respect to the transactions contemplated hereby and shall defend through litigation on the merits any claim asserted in any court or other forum by any party, including appeals. In addition to and without limiting the foregoing, the Purchaser shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Purchaser or its Subsidiaries or, from and after the Closing, the Companies or their Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Purchaser, the Companies or their respective Subsidiaries, in order to avoid the filing of any suit or proceeding or the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding in connection with the transactions contemplated hereby.

5.2.2 The Purchaser shall be entitled to direct any proceedings or negotiations with any Governmental Authority or Antitrust Authority relating to any of the foregoing, provided that it shall keep PPR fully informed as to the status of such proceedings or negotiations and allow PPR's outside counsels to attend such proceedings or negotiations. Each of the Purchaser and the Sellers shall, in connection with the efforts referenced in Article 5.3.1 above to obtain all Required Approvals, use its best efforts, to the extent practicable, and subject to the Purchaser's right not to disclose to the Sellers any data, information or documents which the Purchaser deems to be confidential and/or proprietary, to the extent such data, information or document are disclosed to the Sellers' legal advisors on a confidential basis, to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the Sellers to review in advance any proposed written communication between the Purchaser and any Antitrust Authority or other Governmental Authority, (iii) promptly inform the Sellers of and provide, on a confidential basis, PPR's outside counsels a copy of (and, at the Sellers' reasonable request, supply to the Sellers) any communication (or other correspondence or memoranda) received by the Purchaser from, or given by the Purchaser to, any Antitrust Authority or other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) consult with the Sellers in advance to the extent practicable of any meeting or conference with any Antitrust Authority or other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable

Antitrust Authority or other Governmental Authority or other Person, give the Sellers the opportunity to attend such meetings and conferences.

5.2.3 In furtherance and not in limitation of the covenants of the parties contained in Articles 5.2.1 and 5.2.2 above, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by an Antitrust Authority or other Governmental Authority which would make the transactions contemplated hereby illegal or would otherwise prevent, delay or otherwise adversely affect the consummation of the transactions contemplated hereby, each of the Purchaser and the Sellers shall cooperate in all respects with each other and use its respective best efforts, including, subject to Article 5.2.1 above, the Purchaser's selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of the Purchaser, or, after the Closing, the Companies or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that would make illegal, rescind or otherwise materially restrict the transactions contemplated hereby and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to not so affect the transactions contemplated hereby.

5.2.4 The Purchaser states that it is in the Purchaser's intention, and hereby agrees to use all reasonable efforts to ensure that the draft CO Form to be prepared in connection with the Transaction is filed with the EU Antitrust Authorities no later than September 16, 2002.

5.3 ACCESS

Subject to the requirements of applicable laws and regulations, the Companies shall permit the Purchaser's representatives to have appropriate access at reasonable times to the records, books, registers, premises, accounting documents and other sources of information relating to the Companies and the Subsidiaries in order to prepare for Closing. Information obtained by the Purchaser under this Article 5.3 shall be subject to the confidentiality agreement entered into between the Purchaser and the counsels to the Sellers dated May 13, 2002 which remains in full force and effect.

5.4 ASSISTANCE

5.4.1 The Sellers and the Purchaser each agree to use their best efforts on commercially reasonable basis to facilitate the Closing of the Transaction and the other transactions provided for hereunder.

5.4.2 To the extent that it does not affect the ability of the Sellers to conduct their business, the Sellers further agree to provide the Purchaser with any assistance reasonably requested of them by the Purchaser after the sale of the Shares to the Purchaser, in particular in order to enable the Companies and the Subsidiaries to comply with any reporting obligations relating to tax or other matters. The Purchaser shall reimburse the Sellers for their reasonable out of pocket costs for providing such assistance.

5.4.3 PPR shall use its reasonable efforts to assist the Purchaser in transitioning the Companies and the Subsidiaries away from services provided by PPR to the Companies and the Subsidiaries.


ARTICLE 6 - FURTHER ACTIONS

The Parties agree to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable laws to obtain the consents referred to in
Article 7.1 hereunder and therefore make effective the transaction contemplated by this Agreement.

At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure of any of the conditions contained in Article 7.1 to be satisfied.


ARTICLE 7 - CONDITIONS PRECEDENT TO CLOSING


7.1 The Closing of the sale of the Shares is subject to the condition that the Antitrust Clearance from all of the Antitrust Authorities shall have been obtained.

7.2 In addition to the condition provided for under Article 7.1, the Purchaser's obligation to buy the Shares shall be subject to satisfaction, by the Closing Date at the latest, of the following conditions, it being provided that such conditions are for the Purchaser's benefit and shall include a discretionary right of the Purchaser to waive them:

(a) The Sellers shall have complied in all material respects with all their obligations under Articles 5.1.1, 5.1.2, 5.1.3 and 5.1.4; and

(b) since the date of this Agreement, there shall not have occurred any event relating directly to the Mail Order Business operated by the Companies and their Subsidiaries having a Mail Order Material Adverse Effect.

ARTICLE 8 - INDEMNIFICATION

8.1 INDEMNIFICATION OF THE PURCHASER

8.1.1 Subject to the terms and conditions of this Article 8, the Sellers shall indemnify, defend and hold the Purchaser (or the relevant Company or Subsidiary, as the case may be) harmless from and against any and all damages, liabilities and losses, including those resulting from a Tax audit or reassessment (individually a "Loss" or collectively "LOSSES"), asserted against, resulting in, imposed upon or incurred by the Purchaser, the Companies or the Subsidiaries relating to, arising out of or resulting from:

      (a) any inaccuracy or breach of any representation or warranty of the Sellers contained in this Agreement;

      (b) any breach or violation of any covenant or agreement of the Sellers contained in this Agreement (other than Article 2); or

Except with respect to claims based upon fraud, the right to indemnification provided for in this Article 8.1.1 shall be the Purchaser's exclusive remedy for any such inaccuracy or breach of representations or warranty or breach of covenant or agreement.

8.1.2 No indemnification pursuant to Article 8.1.1 above will be made:

      (a) if, and to the extent that, provision to the relevant Loss was made in the relevant Financial Statements;

      (b) to the extent that the relevant Losses are due to Purchaser's or, with respect to any period following the Closing, any Company's or Subsidiary's willful misconduct;

      (c) if and to the extent that (in the event that the relevant breach can be cured) the Sellers have, within thirty (30) days following receipt by the Sellers of Purchaser's notice, cured such breach by specific performance;

      (d) if and to the extent that Purchaser or the Companies are entitled to receive or have received recovery for the relevant Losses from any other Person (including under any insurance policy) or if and to the extent that non-recovery from any other Person is due to the failure of Purchaser and/or any Company and/or any Subsidiary to use its or their reasonable efforts to obtain such recovery;

      (e) if and to the extent that the relevant Losses arise or are increased as a result of the enactment or amendment of any legal requirement including with regard to Taxes after the date of this Agreement;

      (f) if the relevant Losses arise as a result of the application of any generally accepted accounting principles, procedures, methods and judgments other than those used to prepare the Financial Statements as set forth in SCHEDULE 3.5;

      (g) if it relates to a Loss resulting from a breach of a representation or warranty in Article 3 that was incorrect at the time this Agreement was executed, but was subsequently true and correct at Closing, so long as (i) the Companies and their Subsidiaries shall not have breached their obligations under Section 5.1 of this Agreement in connection with causing such representation to be true and correct; and (ii) the actions taken by the Sellers, the Companies or the Subsidiaries to make such representation or warranty true or correct at Closing shall be at no cost for the Companies, the Subsidiaries or the Purchaser. The Sellers shall endeavor to keep the Purchaser reasonably informed of any actions considered to be taken to make such representation or warranty true or correct at Closing provided that the failure to keep the Purchaser so informed shall not affect the carve out under this
            Article 8.1.2.(g). For the avoidance of doubt, this Article 8.1.2(g) shall not entitle the Sellers or PPR to amend the contents of any of the Schedules between the date of this Agreement and the Closing Date; and

      (h) if it relates to a Loss resulting from an inaccuracy of Article 3.20, to the extent that no third party has made a claim in relation to the Third Party Indebtedness that is paid by the Companies or the Subsidiaries or is validly determined to be fully legal and enforceable against the Companies and the Subsidiaries.

8.1.3  Effective nature of the Loss

       (a) A Loss shall be eligible for indemnification by the Sellers to the extent and only to the extent such Loss has effectively been sustained by the Purchaser, one of the Companies or the Subsidiaries.

       (b) Any deficiency assessed by the Tax authorities whose sole effect is to shift a Tax liability from one fiscal year to another shall give rise to indemnification by the Sellers only insofar as a Company or a Subsidiary is required to pay a penalty or interest charge in relation thereto.

       (c) Any deficiency assessed with regard to a Tax, such as a value-added Tax, which is recoverable shall give rise to indemnification by the Sellers only insofar as a Company and a Subsidiary is required to pay a penalty or interest charge in relation thereto.

       (d) Any indemnification due by the Sellers shall be calculated taking into account (i) the effect of any Tax savings realized by the Companies and the Subsidiaries as a result of the Tax deductibility of the relevant Loss; and (ii) the effect of the taxation of any such indemnification so that the relevant Company or Subsidiary or the Purchaser shall be in the same position as it would have been should the Loss have not occurred.

       (e) Any indemnification due by the Sellers shall be based on the amount of the Loss actually suffered by the Companies and the Subsidiaries or the Purchaser, and shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit in negotiating and/or settling the Purchase Price.

       (f) Any indemnification due by the Sellers shall in all cases be limited to the amount of the Loss subject to the provisions of paragraph (d) here above, notwithstanding the fact that the event giving rise to the Sellers' obligation may originate from an inaccuracy of several of the representations and warranties made under Article 3 hereof.

       (g) If a claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable.

       (h) In the event that any of the Companies or the Subsidiaries is required to make a payment in connection with a third-party claim, the Sellers shall not be required to make any indemnification payment in connection thereto before such payment has actually been made by the relevant Company or the Subsidiary to such third party.

       (i) With respect to any claim relating to the Financial Statements, the Sellers shall not be held liable for any indemnification of any Loss which results from the application of any generally accepted accounting principles, procedures, methods and judgements other than those used to prepare the Financial Statements as set forth in SCHEDULE 3.5

8.1.4 Any payment made by the Sellers under this Agreement shall be deemed to be an indemnification to the relevant Company or the relevant Subsidiary, except if such Loss is suffered by the Purchaser in which case the Purchaser shall be free to direct any payments under this Article 8 to himself. However, the Purchaser shall be free to direct payments either to itself or to any of the Companies or the Subsidiaries as it deems appropriate, to the extent that it does not create any additional cost on the Sellers. The representations and warranties made by the Sellers in this Agreement are for the benefit of the Companies and the Subsidiaries.

8.2 INDEMNIFICATION OF THE SELLERS

Purchaser shall indemnify and hold the Sellers harmless against any Loss arising out of or resulting from:

        (a) any inaccuracy, breach of any representation or warranty by Purchaser contained herein or in any document delivered hereunder; and

        (b) any breach or violation of any covenant or agreement by Purchaser contained herein to be performed on or prior to the Closing Date.

The indemnification of the Sellers pursuant to this Article 8.2 shall be subject to limitations and qualifications which are reciprocal to those applicable to the indemnification of the Purchaser provided for in Articles 8.1.2 and 8.1.3.

8.3 CONDITIONS OF INDEMNIFICATION

The obligations of the Sellers and the Purchaser, as the case may be, under Articles 8.1 and 8.2 (herein referred to as the "INDEMNIFYING PARTY"), with respect to claims shall be subject to the following terms and conditions:

        (a) The person to whom such claim relates (the "INDEMNIFIED PARTY") will give the Indemnifying Party prompt notice of such claim in any event within thirty (30) days (i) from receipt by the Indemnified Party of written notice of the commencement of any action or proceeding (except for actions, claims or proceedings which require an action, claim to be taken within thirty (30) days or less for which such delay shall be reduced to ten (10) Business Days) or (ii) the knowledge by the relevant Company of the facts or events giving rise to the claim. The Indemnified Party shall have the right to control the defense, compromise or settlement of the proceeding, provided that (i) the Indemnified Party shall consult with the Indemnifying Party in a timely manner on all important strategic matters relating to any such proceeding and (ii) the Indemnified Party shall not settle any proceeding without the prior written consent of the Indemnifying Party (it being understood that, with respect to any settlement without such prior written consent, the Indemnified Party shall not be entitled to indemnification therefor).

        (b) Upon the final determination of the liability under this Article 8, the Indemnifying Party shall pay to the Indemnified Party within thirty (30) days after such determination, the amount of any claim for indemnification made hereunder. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

        (c) Notice by the Purchaser of any claim for indemnification by the Sellers must be given in writing to Guilbert not later than June 30, 2004 (except for claims relating to Taxes, for which such notice must be given not later than one (1) month following the date of expiration of the applicable statute of limitation). The notice will set forth all relevant facts and will indicate which section or sections of this Agreement are alleged to have been violated. Any notice given by Purchaser later than the applicable date referred to in this paragraph (c) will be of no effect and, in particular, will not give rise to any recovery under this Article 8. The June 30, 2004 time limit under this subsection shall be extended to ten (10) years from the Closing Date with respect to any claims arising out of Losses in connection with a breach of the representations given in Article 3.1.3(f) and 3.2.1.

8.4 COOPERATION OF THE PARTIES

Each Party shall give the other Party its full cooperation in defending all claims subject to indemnification hereunder, including furnishing witnesses and documentary evidence to the extent available.

8.5 DUTY TO MITIGATE

Each Party shall use its reasonable best efforts to mitigate any Loss to the extent practicable under the circumstances and the failure to do so may cause the Party's right to indemnification to be reduced.

8.6 LIMITATIONS ON INDEMNITY PAYMENTS

8.6.1 No claim for indemnification under Article 8.1 may be made, and no payment in respect thereof shall be required unless (i) the amount for which the Purchaser seeks payment in relation with any individual Loss or a series of Losses, to the extent that they are caused by the same fact and that they have an identical nature, exceeds Euro 100,000 and (ii) the aggregate amount of Losses against which the Purchaser is entitled to be indemnified exceeds Euro 8 million (it being understood that any Loss not exceeding the Euro 100,000 threshold set forth in clause (i) of this Article 8.6 shall not be counted towards such Euro 8 million threshold) and then, with regards to clause (ii) of this Article 8.6, only for the amount in excess of Euro 5 million. In no event shall the aggregate amount to be paid to the Purchaser hereunder exceed Euro
82.5 million.

8.6.2 Losses arising out of or in connection with a breach by the Sellers of any of the representations given in Articles 3.1.3(f) and 3.2.1 shall not be subject to the limitations set forth in Article 8.6.1 above.

8.6.3 Losses arising out of or in connection with a breach by the Sellers of the representations given in Article 3.9 shall be counted in the maximum aggregate amount of Euro 82.5 million set forth in Article 8.6.1 (and, together with any other Losses, shall not exceed Euro 82.5 million) but shall not be subject to the minimum thresholds set forth in Article 8.6.1(i) and (ii).

8.6.4 Losses arising out of or in connection with a breach by the Sellers of the covenants provided for in Article 5.1.5 through and including Article 5.1.14 (only insofar as such Article 5.1.14 relates to Articles 5.1.5 through and including Article 5.1.13), shall not be subject to any limitation on indemnity payment, PROVIDED HOWEVER that the Purchaser shall not be entitled to any indemnification for any Loss referred to in this Article 8.6.4 to the extent such Loss has been cured by the Sellers.

8.6.5 Losses arising out of or in connection with a breach by the Sellers of
Article 3.20 shall not be subject to the maximum aggregate amount of Euro 82.5 million set forth in Article 8.6.1, nor to the minimum thresholds set forth in
Article 8.6.1(i) and (ii).


ARTICLE 9 - NON COMPETITION AND NON SOLLICITATION COVENANTS

9.1 The Sellers shall abstain and shall cause their Related Persons to abstain:

(a) for a period from the Closing Date to the third anniversary thereof, from starting a new business competing with the Mail Order Business in any country in which the

     Companies and the Subsidiaries are doing business as of the date of this Agreement; and

(b) for a period from the Closing Date to the first anniversary thereof, from acquiring any business or entity whatsoever which more than 25% of the prior year's revenues derived from the mail order distribution of office supplies in any of the countries in which the Companies and the Subsidiaries are doing business as of the date of this Agreement.

The obligations set forth in this Article 9.1 shall terminate in any case for each Seller, should it cease to be a member of the PPR Group

9.2 For a period of two years after the date of this Agreement, neither the Sellers nor any of their Related Persons shall, directly or indirectly, solicit or hire or induce any employee of the Companies or of any of the Subsidiaries, to leave such employment and become an employee of any Person other than the Companies and the Subsidiaries; PROVIDED HOWEVER, that nothing in this Article
9.2 shall prohibit the Sellers or their Related Persons from employing any Person who contacts them on his or her own one year after the date of this Agreement, provided such Person had not been previously solicited by the Sellers or any of their Related Persons.

9.3 For a period of one year from the date of this Agreement, the Purchaser undertakes that none of the employees of the Companies and the Subsidiaries listed in SCHEDULE 9.3 will be involved in any material respect in any operations of the Purchaser and its subsidiaries in the contract stationers business, whether such operations are current as of the date hereof or created thereafter in any of the countries in which Guilbert is doing business as of the date of this Agreement ; it being understood that nothing in this Article 9.3 shall prohibit any of the persons listed in Schedule 9.3 from participating in any strategic discussions relating to the Purchaser's European operations generally.


ARTICLE 10 - CONFIDENTIALITY

For a period of three (3) years from the Closing Date, the Sellers shall maintain, and shall cause their Related Persons to maintain, in strict confidence, all information relating to the business of the Companies and the Subsidiaries (including, but not limited to, intellectual property rights and all information other than information which is or becomes readily obtainable from a public source through no fault of the Sellers). Without limiting the generality of the foregoing, the Sellers undertake not to disclose, and shall cause their Related Persons not to disclose, to a third party any information concerning the Companies or the Subsidiaries except (i) when requested or required to disclose such information by law, by the regulations of any relevant stock exchange, by any court or other judicial authority or pursuant to any enquiry or investigation by any Governmental Authority which is lawfully entitled to require any such disclosure; or (ii) as authorized by the Purchaser and to the extent necessary in the ordinary course of business and will not themselves use, and shall cause their Related Persons not to use, such information.

ARTICLE 11 - GUARANTEE

PPR hereby agrees to guarantee (SE PORTE CAUTION DE) full compliance and performance by the Sellers of their obligations under this Agreement.


ARTICLE 12 - TERMINATION

12.1 GROUNDS FOR TERMINATION

This Agreement may be terminated at any time prior to the Closing Date:

     (a)  by the written agreement of each of the Purchaser and the Sellers;

     (b) by either the Purchaser or the Sellers in the case of a material breach by the other Party of its covenants pursuant to this Agreement which such breach is not cured within 30 days of written notice thereof given by the non-breaching Party to the breaching Party; or

     (c) by either the Purchaser or the Sellers if the condition in Article 7.2(b) shall have failed to have been satisfied at any time prior to such termination so long as such event continues to exist at the time of termination.

12.2 EFFECT OF TERMINATION

If this Agreement is terminated as permitted under Article 12.1, such termination shall be without liability to any Party to this Agreement or any affiliate, shareholder, director, officer or representative of such Party, except for liability arising from a willful breach of this Agreement.

12.3 LAPSE

In the event that the condition set forth in Article 7.1 has not been satisfied by 31 July, 2003, the Sellers and the Purchaser shall each have the right to terminate this Agreement PROVIDED HOWEVER that to implement such termination right, the Sellers, or the Purchaser, as applicable, shall have fulfilled their or its obligations under this Agreement.


ARTICLE 13 - MISCELLANEOUS

13.1 PUBLICITY

From the date hereof through and including the Closing Date, neither the Purchaser nor any of the Sellers shall issue, or cause or permit the publication by any of its subsidiaries, affiliates or representatives, of any press release or other announcement with respect to this Agreement except with the consent of the other Party (which shall not be unreasonably withheld) or as required by applicable law.

13.2 COSTS AND EXPENSES

Whether or not the transactions contemplated by this Agreement are consummated, each of the Parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement and the transactions provided for hereby.

To the extent applicable, the Purchaser shall declare the acquisition of the Shares and pay all and any stamp or registration duties due in consequence of this Agreement to the relevant authorities.

13.3 NOTICES

All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally (against a receipt signed and dated by the addressee) or sent by facsimile transmission (provided that a copy is mailed by registered mail, return receipt requested) as follows:

If to the Purchaser, to:           STAPLES, INC.
                                   500 STAPLES Drive
                                   Framingham, MA 01702
                                   USA
                                   Attention : Jack VanWoerkom
                                   Facsimile: (1) 508 253 11 16

       with a copy to:             Clifford Chance
                                   112, avenue Kleber
                                   B.P. 163
                                   75770 Paris Cedex 16
                                   Attention: Thierry Schoen
                                              Yves Wehrli
                                   Facsimile: (33-1) 44 05 52 00

If to the Sellers, to:             GUILBERT
                                   126, rue du Poteau
                                   60300 Senlis Cedex
                                   Attention: Chief Executive Officer
                                   Facsimile:(33-3) 44 54 55 99

                                   PPR
                                   18, place Henri Bergson
                                   75381 Paris Cedex 08
                                   Attention: Chief Legal Officer
                                   Facsimile: (33-1) 44 90 62 42

       with a copy to:             Darrois Villey Maillot Brochier
                                   69, avenue Victor Hugo
                                   Cedex 16
                                   75783 Paris
                                   Attention: Herve Pisani
                                   Facsimile: (33-1) 45 01 50 47; and

                                   Wachtell, Lipton, Rosen & Katz
                                   51 West 52nd Street
                                   New York, NY 10019
                                   Attention: David A. Katz, Esq.
                                   Facsimile: (212) 403-2000


or to such other address as hereafter shall be furnished as provided in this
Article 13.3 by any of the Parties hereto to the other Parties hereto.

Notices sent by facsimile transmission with copy by registered mail, return receipt requested, shall be deemed received when the facsimile transmission is received.

13.4 ENTIRE AGREEMENT

This Agreement (including the Schedules and Exhibits referred to herein) sets forth the entire understanding and agreement between the Parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

13.5 NO THIRD PARTY RIGHTS - ASSIGNMENT

This Agreement is intended to be solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties hereto and shall not be assignable without the prior written consent of the other Party. Notwithstanding the above, the Purchaser may assign at any time any or all its rights and obligations under this Agreement to any company under its direct or indirect control, subject only to notification thereof to the Sellers and an undertaking in such notice to remain jointly liable for performance by the designee company of all obligations undertaken by the Purchaser to the Sellers under this Agreement.

13.6 VALIDITY

The validity and enforceability of this Agreement shall not be affected in any manner in the event of mergers, contributions or other reorganizations of the Purchaser or the Sellers occurring after the date hereof.

13.7 NON-SOLICITATION

For a period of two years after the date of this Agreement, neither the Purchaser nor any of its Related Persons nor the Companies nor their Subsidiaries shall, directly or indirectly, solicit or hire or induce any employee of Guilbert or of any subsidiaries of Guilbert operating Guilbert's contract stationers business, to leave such employment and become an employee of any Person other than Guilbert or any subsidiaries of Guilbert operating Guilbert's contract stationers business; PROVIDED HOWEVER, that nothing in this
Article 13.7 shall prohibit the Purchaser or the Companies or their

Subsidiaries from employing any Person who contacts them on his or her own one year after the date of this Agreement, provided such person had not been previously solicited by the Purchaser or any of its Related Persons.

13.8 CONFIDENTIALITY

The Sellers and the Purchaser, acting on their own behalf and on behalf of their Related Persons, agree that they will hold in strict confidence all information disclosed in connection with this Agreement, its existence or the transactions contemplated hereby and will not disclose the same to any Person without the prior written consent of the other Party save:

(i) such information is already, or becomes, publicly available, through no fault of such Party;

(ii) when the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the consummation or the transaction under applicable treaties, laws and regulations; and

(iii) when requested or required to disclose such information by law, by the regulations of any relevant stock exchange, by any court or other judicial authority or pursuant to any enquiry or investigation by any Governmental Authority which is lawfully entitled to require any such disclosure, then the Party so requested or required shall provide the other Party with prompt notice of such request or requirement and to the full extent possible before such disclosure. The Party receiving the above mentioned notice may then either seek appropriate protective relief from all or part of such request or requirement, including confidential treatment of any such disclosure if required, or waive the requested Party's compliance with the Agreement with respect to all or part of such request or requirement The requested Party will cooperate with the relevant party's attempts to obtain any protective relief which it chooses to seek. If, after the relevant Party has had a reasonable opportunity to seek such relief, it fails to obtain such relief, and, in the opinion of counsel for the requested Party, the requested party is legally compelled to disclose any confidential information to such Governmental Authority, then the requested party may disclose that portion of confidential information which counsel to the requested Party advises that it must disclose.

The Purchaser, on behalf of itself and its Related Persons before the Closing Date and on behalf of itself, its Related Persons, the Companies, their Subsidiaries and their employees after the Closing Date, hereby undertakes to hold in strict confidence all information regarding the business, operations, agreements and contracts or any other information whatsoever regarding the contract stationers business of Guilbert and its subsidiaries. Without limiting the generality of the foregoing, the Purchaser undertakes not to disclose, and shall cause its Related Persons, the Companies, their Subsidiaries and their employees not to disclose, to a third party any information concerning the contract stationers business of Guilbert and its subsidiaries except (i) when requested or required to disclose such information by law, by the regulations of any relevant stock exchange, by any court or other judicial authority or pursuant to any enquiry or investigation by any Governmental Authority which is lawfully entitled to require any such disclosure; or (ii) as authorized by the Sellers and to the extent necessary in the ordinary course of business and will not itself use, and shall cause its Related Persons not to use, such information.

If the transactions contemplated hereby are not consummated, then each Party hereto will continue to maintain the confidentiality of all such information and, according to the instructions of the other Party hereto, either return or destroy all such written and electronic information along with all copies thereof.

13.9 WAIVERS AND AMENDMENTS

No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties hereto referring specifically to this Agreement.

Any waiver of any term or condition of this Agreement must be in a writing signed by each Party hereto referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

13.10 GOVERNING LAW

This Agreement shall be exclusively governed in all respects by French Law, without regard to principles of conflicts of law.

13.11 JURISDICTION

13.11.1 The Parties undertake to make their best efforts to try to settle amicably any dispute or controversy arising out or in connection with this Agreement (hereafter the "DISPUTE").

Therefore, before referring to arbitration any Party must notify by registered mail to the other Party its wish to try to settle amicably the Dispute. Such notice shall include the statement of the dispute and any documents related thereto.

The Parties undertake to involve the higher level of their management to try to settle amicably the Dispute.

13.11.2 Failing an amicable settlement within six (6) weeks of the receipt of the above mentioned notification, the Dispute shall be finally settled by three arbitrators.

REQUEST FOR ARBITRATION, ANSWER, APPOINTMENT OF ARBITRATORS:

The Party wishing to have recourse to arbitration (the "Claimant") shall send its request for arbitration by registered mail with return receipt requested to the other Parties (the "Defendants"). The request for arbitration shall contain the statement of claims together with the relevant exhibits.

Within thirty (30) days from the receipt of the request for arbitration sent by the Claimant, the Claimant and the Defendants shall unanimously appoint three arbitrators (the "ARBITRAL TRIBUNAL") and shall appoint one of its members as President of the Arbitral Tribunal.

Failing an agreement between the Parties on the appointment of the three Arbitrators or on the appointment of the President of the Arbitral Tribunal, the three arbitrators or the President of the Arbitral Tribunal, as the case may be, shall be appointed by the President of the Tribunal de Grande Instance of Paris, pursuant to articles 1493 and 1457 of the French Nouveau Code de Procedure Civile.

The three arbitrators shall each have good expertise in French Law and be fluent in French and in English.

THE PROCEEDINGS:

The Arbitral Tribunal shall organize within fifteen (15) days of the appointment of its President a preliminary meeting with the Parties and / or their counsels to set up the calendar of the proceedings. If this preliminary meeting cannot take place within the above fifteen days, the Arbitral Tribunal shall, within seven (7) days of the expiry of this time-limit, notify to the Parties a procedural order setting up the calendar of the proceedings.

The three arbitrators shall render their award within four (4) months from the preliminary meeting or from the notification of the above procedural order. This delay may be extended by mutual agreement of the Parties, or by the President of the Tribunal de Grande Instance of Paris at the request of one of the Parties, or of the Arbitral Tribunal.

The arbitration shall take place in Paris. Articles 1492 and seq. of the French Nouveau Code de Procedure Civile relating to international arbitration shall be applicable.

The Parties may file their submissions in French or in English. All documents shall be transmitted in the original language if they are in French or in English. The award shall be rendered in French.

The Arbitral Tribunal shall  apply French law.

The award shall be given by a majority decision. The award shall provide for the reasoning underlying the decision.

The award shall be sent to the Parties by registered mail.

The advance on costs shall be payable in equal shares by both Parties. The final award shall, in addition to dealing with the merits of the case, fix the costs of the arbitration and decide which of the Parties shall bear the costs, or in what proportions the costs shall be borne by the Parties.

The award shall be final and binding, the Parties hereby waive their rights to any form of appeal, insofar as such waiver can validly be made.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                        Drawn up in Brussels
                                        On August 21, 2002
                                        one original copy for each Party
                                        and three sets of Schedules, one set
                                        for the Purchaser, one set for the
                                        Sellers, the Sellers hereby agreeing to
                                        refer to one single set of Schedules,
                                        and one set for PPR.




         /s/ Joseph S. Vassalluzzo
         ---------------------------------
         Staples,  Inc.



         /s/ Jean-Charles Pauze
         ---------------------------------
         Guilbert



         /s/ Jean-Charles Pauze
         ---------------------------------
         Reliable U.K.



         /s/ Jean-Charles Pauze
         ---------------------------------
         VPC Systems



         /s/ Serge Weinberg
         ---------------------------------
         Pinault Printemps Redoute